                                                                      EXHIBIT 12

                        PHH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                      YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                          2001       2000       1999       1998       1997
                                                        --------   --------   --------   --------   --------
EARNINGS AVAILABLE TO COVER FIXED CHARGES:
Income before income taxes and minority interest         $  443     $  308     $  294     $  309     $ (56)
Plus: Fixed charges                                         295        261        153        174       116
                                                         ------     ------     ------     ------     -----
Earnings available to cover fixed charges                $  738     $  569     $  447     $  483     $  60
                                                         ======     ======     ======     ======     =====

FIXED CHARGES:(a)
Interest, including amortization of deferred financing
  costs                                                  $  283(b)  $  156     $  133     $  166     $ 110
Interest portion of rental payment                           12         11         10          8         6
                                                         ------     ------     ------     ------     -----
Total fixed charges                                      $  295     $  167     $  143     $  174     $ 116
                                                         ======     ======     ======     ======     =====

RATIO OF EARNINGS TO FIXED CHARGES                        2.50x      3.41x      3.13x      2.78x        (*)
                                                         ======     ======     ======     ======     =====

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(a)  Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.

(b) Consists of $258 million of interest expense incurred on corporate debt and $25 million of interest expense incurred on an intercompany loan from
    Cendant.

* Earnings are inadequate to cover fixed charges (deficiency of $56 million) for the year ended December 31, 1997. Loss from continuing operations before income taxes includes non-recurring other charges of $190 million. Excluding such charges, the ratio of earnings to fixed charges is 2.16x.